EXHIBIT 99.01

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of January 31, 2008, by and between SQUARE 1 BANK (“Bank”) and DEXCOM, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 20, 2006, as amended from time to time including by that certain consent letter dated as of February 26, 2007 (the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                       The following defined terms in Exhibit A of the Agreement hereby are amended or restated as follows:

“Credit Extension” means each Equipment Advance, Facility B Equipment Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Facility B Amortization Start Date” means the earlier of (a) the Facility B Full Utilization Date and (b) the Facility B Availability End Date.

“Facility B Availability End Date” means January 31, 2009.

“Facility B Equipment Advance(s)” means a cash advance or cash advances under the Facility B Equipment Line.

“Facility B Equipment Line” means a Credit Extension of up to $3,000,000.

“Facility B Equipment Maturity Date” means July 31, 2011.

“Facility B Full Utilization Date” means the date Borrower has requested Facility B Equipment Advances up to the amount of the Facility B Equipment Line.

2.                                       A new Section 2.1(c) is hereby added to the Agreement as follows:

“(c)         Facility B Equipment Advances.

(i)            Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Facility B Equipment Advances to Borrower at any time from January 31, 2008 through the earlier of (a) the Facility B Full Utilization Date, and (b) the Facility B Availability End Date.  Each Facility B Equipment Advance shall not exceed (x) 100% of the invoice amount of new equipment and software approved by Bank from time to time, excluding taxes, shipping, warranty charges, freight discounts and installation expense; and (y) 100% of the invoice amount for leasehold improvements, not to exceed $2,000,000.

(ii)           Interest shall accrue from the date of each Facility B Equipment Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c).  Any Facility B Equipment Advances that are outstanding as of the Facility B Amortization Start Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the first Business Day of the first full month after the Facility B Amortization Start Date, and continuing on the same day of each month thereafter until paid in full, but no later than the Facility B Equipment Maturity Date, at which time all Facility B Equipment Advances made under this Section 2.1(c) any other amounts due under this Agreement shall be immediately due and payable. Facility B Equipment Advances, once repaid, may not be reborrowed.  Borrower may prepay any Facility B Equipment Advances without penalty or premium.

(iii)          When Borrower desires to obtain a Facility B Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Eastern time three Business Days before the day on which the Facility B Equipment Advance is to be made.  Such notice shall be substantially in the form of Exhibit C.  The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed.”

3.                                       Section 2.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)         Interest Rates.  Except as set forth in Section 2.3(b), the Equipment Advances and the Facility B Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 0.25% above the Prime Rate.”

4.                                       A new Section 6.9 is hereby added to the Agreement as follows:

“6.9        Minimum Cash at Bank.   Borrower shall at all times maintain a balance of Cash at Bank greater than an amount equal to (i) all outstanding Indebtedness owing from Borrower to Bank under the Equipment Line plus (ii) (a) $3,000,000 at all times prior to the Facility B Amortization Start Date, or (b) all outstanding Indebtedness owing from Borrower to Bank under the Facility B Equipment Line at all times after the Facility B Amortization Start Date, plus (iii) the aggregate amount of any other Indebtedness owing from Borrower to Bank.”

5.                                       Section 8.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)         If Borrower fails to perform any obligation under Sections 6.2, Section 6.4 through 6.6, or Section 6.9 or violates any of the covenants contained in Article 7 of this Agreement; or”

6.                                       Section 10 of the Agreement is hereby amended to reflect a change in Borrower’s address as follows:

Dexcom, Inc.
6340 Sequence Drive
San Diego, CA 92121
Attn:  Chief Financial Officer
Fax:  (858) 875-5330

7.                                       No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

8.                                       Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

9.                                       Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

10.                                 As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Amendment, duly executed by Borrower;

(b)           a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)           a facility fee in the amount of $15,000, which may be debited from any of Borrower’s accounts;

(d)           all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(e)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

11.                                 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

DEXCOM, INC.

By:	/s/ Terrance Gregg

Title:	President and CEO

SQUARE 1 BANK

By:	/s/ Scott Foote

Title:	Senior Vice President

[Signature Page to Amendment to Loan & Security Agreement]